Exhibit 99.1

FOR IMMEDIATE RELEASE

HARVEST NATURAL RESOURCES

ANNOUNCES AGREEMENT TO SELL INTERESTS IN VENEZUELA

Houston, June 30, 2016—Harvest Natural Resources, Inc. (Harvest or the Company) (NYSE: HNR) today announced that it and its wholly-owned subsidiary, HNR Energia B.V. (HNR Energia), have entered into a Share Purchase Agreement with CT Energy Holding SRL, a private investment firm (CT Energy), to sell all of the Company’s interest in Venezuela.

Under the terms of the Share Purchase Agreement, CT Energy will acquire HNR Energia’s 51% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company, through which all of Harvest’s Venezuelan interests are owned, and CT Energy or an affiliate will deliver to Harvest $80 million in cash, subject to certain adjustments, and a $12 million six-month 11% note payable by CT Energy or such affiliate.

At the closing, Harvest will also receive cancellation of (i) $30 million of outstanding debt held by CT Energy, (ii) CT Energy’s 8,667,597 shares of Harvest common stock, and (iii) warrants held by CT Energy to purchase 34,070,820 shares of Harvest common stock, exercisable under certain circumstances, at an exercise price of $1.25 per share. Based on the closing price of the Company’s stock on June 28, 2016, the market value of the shares of Harvest common stock held by CT Energy was $4.247 million. As of March 31, 2016, the Company carried on its books a liability of $9.564 million in connection with the warrants held by CT Energy.

After giving effect to the transaction, Harvest would cease to have a presence in Venezuela, and the existing relationship between Harvest and CT Energy, which currently owns 16.8% of Harvest’s outstanding common stock, would terminate. In addition, at the closing, the two CT Energy non-independent directors appointed in connection with CT Energy’s initial investment in Harvest would resign from the Board of Directors. Going forward, Harvest’s primary asset would be its oil and gas interests in Gabon and cash.

A special committee comprised of three independent and disinterested directors of Harvest, which did not include the three directors nominated by CT Energy (the Special Committee), with the assistance of its financial and legal advisors, carefully analyzed CT Energy’s offer, and after in-depth negotiations and thorough consideration, concluded that the agreement was in the best interests of Harvest’s stockholders and unanimously approved the Share Purchase Agreement. The Harvest Board unanimously approved the Share Purchase Agreement based on the Special Committee’s recommendation.

In addition to approval by stockholders representing a majority of outstanding shares of Harvest common stock, the closing of the transaction is subject to, among other things, approval by a majority of outstanding shares held by non-CT Energy affiliated stockholders and approvals by the Government of the Bolivarian Republic of Venezuela. Availability of financing is not a condition to the transaction. Closing of the transaction would constitute a change of control under agreements the Company has in place with Corporacion Venezolana del Petroleo S.A. (CVP), a PDVSA affiliate, and Petroandina Resources Corporation N.V. (Petroandina), as well as the Company’s incentive plans and employment agreements with its executive officers and key employees.

At closing of the transaction, Harvest will repay all remaining outstanding debt held by CT Energy in excess of the $30 million cancelled at closing. The current outstanding principal of the debt held by CT Energy stands at $31,961,241. The Company expects to issue additional debt to CT Energy of $2 million a month between now and closing. Assuming a September 30, 2016 closing, the remaining principal and accrued interest the Company would pay CT Energy at closing would be approximately $10 million. Net proceeds after payment of the remaining CT Energy debt, taxes and transaction-related costs from the transaction are estimated to be $63 million. These transaction-related costs include a reservation for potential change-of-control payments that could become payable under pre-existing agreements. Subject to determinations to be made by the Board, the remaining proceeds may be used to pay dividends, to continue to operate our business, or some combination of the two. The decision of the Board regarding how to use the remaining proceeds will be based on its determination of what is in the best interests of Harvest and its stockholders at the time a decision is made. Harvest will also continue to seek opportunities to sell its Gabon assets. To the extent the Company has not sold its Gabon assets, Harvest intends to operate and develop those assets in the ordinary course of business.

Tudor, Pickering, Holt & Co. served as financial advisor and Mayer Brown LLP acted as legal counsel to the Special Committee.

Norton Rose Fulbright acted as legal counsel to the Company.

Wachtell, Lipton, Rosen & Katz acted as legal counsel to CT Energy.

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and exploration and exploitation assets in Gabon. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

Forward Looking Statements

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They may include the potential benefits of the transaction with CT Energy, expected use of proceeds, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will be correct. Actual results may differ materially from Harvest’s expectations due to uncertainties and risks outside of Harvest’s control. Such risks and uncertainties, include, among others, the following possibilities: the failure to obtain the requisite stockholder approvals of the proposed transaction; the possibility that the closing conditions to the contemplated transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant a necessary regulatory approval; delay in closing the transaction or the possibility of non-consummation of the transaction; the occurrence of any event that could give rise to termination of the Share Purchase Agreement; risks related to the disruption of the transaction to Harvest and its management; the effect of announcement of the transaction on Harvest’s ability to retain and hire key personnel and maintain relationships with its partners, suppliers and other third parties; difficult global economic and commodity and capital markets conditions; changes in the legal and regulatory environment ; and other risks, including those discussed in Harvest’s 2015 Annual Report on Form 10-K and other public filings.

Important Information about the Transaction and Additional Information

Harvest and its directors and officers and CT Energy and its principals and employees may be deemed to be participants in the solicitation of proxies from Harvest’s stockholders in connection with the transaction. Information about Harvest’s directors and executive officers and their ownership of Harvest stock is set forth in Harvest’s 2015 Annual Report on Form 10-K, which was filed with the SEC on March 29, 2016, and Amendment No. 1 to its 2015 Annual Report on Form 10-K, which was filed with the SEC on April 29, 2016. Other information regarding the participants in the proxy solicitation, and a description of their direct and indirect interests, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available, which may be obtained free of charge at the SEC web site at www.sec.gov. Investors should read the proxy statement carefully when it becomes available before making any voting decision because it will contain important information about the proposed transaction.